                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G


                   UNDER THE SECURITIES EXCHANGE ACT OF 1934

                            (AMENDMENT NO. _1____)*


                    Security Associates International, Inc.
      -----------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
      -----------------------------------------------------------------
                         (Title of Class of Securities)

                                  813 764 305
                ---------------------------------------------
                                 (CUSIP Number)

                                    12-31-98
      -----------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which the Schedule is filed:

         [ ]      Rule 13d-1(b)
         [ ]      Rule 13d-1(c)
         [ ]      Rule 13d-1(d)

The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act, but shall be subject to all other provisions of the Act (however, see the Notes).

                              Page 1 of 5 pages

                                  SCHEDULE 13G

Cusip No. 813 764 305                                          Page 2 of 5 pages

1        Name of Reporting Persons
         I.R.S. Identification Nos. of Above Persons (entities only) Ronald I. Davis/
         J, S and R Ltd., L.P. (1)

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2        Check the Appropriate Box if a Member of a Group                (a) [X]
                                                                         (b) [ ]
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3        SEC Use Only
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4        Citizenship or Place of Organization

         USA Citizen/An Illinois Limited Partnership
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                      5       Sole Voting Power

                                    906,333(1)
                      ----------------------------------------------------------
     Number of

       Shares         6       Shared Voting Power

    beneficially                    -0-
                      ----------------------------------------------------------
       owned          7       Sole Dispositive Power

      by each                       906,333(1)
                      ----------------------------------------------------------
     reporting        8       Shared Dispositive Power

    person with:                    -0-
                      ----------------------------------------------------------
9         Aggregate Amount Beneficially Owned by Each Reporting Person

          906,333
--------------------------------------------------------------------------------
10        Check Box if the Aggregate amount in Row (9) Excludes Certain
          Shares*                                                            [ ]
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11        Percent of Class Represented by Amount in Row (9)

          6.9%
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12        Type of Reporting Person*

          IN/PN
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                     * SEE INSTRUCTIONS BEFORE FILLING OUT!


---------------------
     (1)Mr. Davis is the sole officer, director and shareholder of SAI Partners, Inc. (an Illinois corporation) which is the General Partner of J, S and R Ltd., L.P.

       Answer every item. If an item is inapplicable or the answer is in the negative, so state.


ITEM 1(a) Name of Issuer:

          Security Associates International, Inc.
          ----------------------------------------------------------------------

ITEM 1(b) Address of Issuer's Principal Executive Offices:

          2101 S. Arlington Heights Rd., Suite 100, Arlington Heights, IL 60005
          ----------------------------------------------------------------------

ITEM 2(a) Name of Person Filing:

          Ronald I. Davis and J, S and R Ltd., L.P.
          ----------------------------------------------------------------------

ITEM 2(b) Address of Principal Business Office or, if None, Residence:

          2101 S. Arlington Heights Road, Suite 100, Arlington Heights, IL 60005
          ----------------------------------------------------------------------

ITEM 2(c) Citizenship:

          USA/an Illinois limited Partnership
          ----------------------------------------------------------------------
ITEM 2(d) Title of Class of Securities:

          Common Stock
          ----------------------------------------------------------------------
ITEM 2(e) CUSIP Number:

          813 764 305
          ----------------------------------------------------------------------


ITEM 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or
        (c), Check  Whether The Person Filing is a:   Not Applicable.

        (a)  [ ]  Broker or dealer registered under Section 15 of the Exchange
                  Act.

        (b)  [ ]  Bank as defined in Section 3(a)(6) of the Exchange Act.

        (c) [ ] Insurance Company as defined in Section 3(a)(19) of the Exchange Act.

        (d) [ ] Investment company registered under Section 8 of the Investment Company Act.

        (e)  [ ]  An investment adviser in accordance with Rule 13-d
                  (b)(1)(ii)(E);

        (f) [ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

        (g) [ ] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

        (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

        (i) [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

        (j)  [ ]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

       If this statement is filed pursuant to Rule 13d-1(c), check this box. [ ]

ITEM 4. Ownership.

        Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

        (a)   Amount beneficially owned: 906,333
                                         -------

        (b)   Percent of class: 6.9%
                                ------------------

        (c)   Number of shares as to which the person has:

        (i)   Sole power to vote or to direct the vote 906,333 (1)
                                                       -------

        (ii)  Shared power to vote or to direct the vote   -0-
                                                         ------------

        (iii) Sole power to dispose or to direct the disposition of  906,333 (1)
                                                                     -------

        (iv)  Shared power to dispose or to direct the disposition of   -0-
                                                                      ---------

ITEM 5. Ownership of Five Percent or Less of a Class.


        If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

            Not  Applicable


ITEM 6. Ownership of More than Five Percent on Behalf of Another Person.

              Not Applicable


ITEM 7. Identification and Classification of the Subsidiary Which Acquired the Securities Being Reported on by the Parent Holding Company.

              Not Applicable

ITEM 8. Identification and Classification of Members of the Group.

              Not Applicable

ITEM 9. Notice of Dissolution of Group.

              Not Applicable

ITEM 10.      Certifications.


              By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.



                                   SIGNATURE

        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                  2/11/99
                                                  --------------------------
                                                        (Date)



                                                      (Signature)

                                           Ronald I. Davis, Individually, and
                                           as the sole officer, director and
                                           shareholder of SAI Partners, Inc.
                                           which is the General Partner of J, S
                                           and R Ltd., L.P.


                                                     (Name and Title)